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                                                                    EXHIBIT 99.2

Hawthorne Financial
First Quarter 2003 Conference Call
April 24, 2003

Good morning to those of you here on the West Coast and good afternoon to those of you on the East Coast. Thank you for joining Hawthorne Financial Corporation First Quarter 2003 Conference Call.

My name is Simone Lagomarsino and I'm the President and Chief Executive Officer of Hawthorne Financial Corporation and Hawthorne Savings and with me is David Rosenthal our Executive Vice President and Chief Financial Officer.

Hopefully everyone had an opportunity to review our press release highlighting our first quarter results. Before we begin reviewing the quarterly results, I'd like to mention that comments made during this call may contain forward looking statements based on planned expectations, events or trends. Actual results could differ materially from those discussed on this call. The speakers on this call claim the protection of the Safe Harbor provisions contained in the Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward looking statements whether as a result of new information, future events or otherwise. For a more complete discussion of the risks and uncertainties that may cause actual results to differ materially from expected results, we encourage you to refer to today's earnings release, the Company's Annual Report on form 10-K for 2002 and our other SEC fillings. If you've not yet received a copy of today's earnings release you may do so now by visiting our website at www.hawthornesavings.com, clicking on our Investor Relations section and then news.

Before I respond to questions I'd like to cover a few points from this morning's earnings release and then briefly cover the Southern California economy.

This morning we reported net income for the quarter of $6.7 million or 81 cents per share representing a 14 percent increase compared to the $5.9 million net income figure reported in the same quarter for 2002. During the quarter our team of talented employees continued to focus on our core business, growing deposits 24 percent on an annualized basis, growing deposit fee income 16 percent and originating record levels of new loans. We continue to expand our array of products offered, in fact this quarter we'll be rolling out our courtesy overdraft program which we expect will further enhance the product array and provide us with the opportunity to continue to cross-sell our customers. Hawthorne's franchise value is significantly enhanced by our growing core deposit base.

Our management team is consistently working to improve productivity and efficiency and we've made significant progress during the first quarter of 2003 in this regard as we'll discuss in a few minutes.

Our strong operating results for the first quarter of 2003 translate into improvement in our performance ratios. Return on average assets for the first quarter of 2003 was 1.06 percent compared to 97 basis points for the fourth quarter of 2002. Return on average equity was 16.46 percent, which is within our target range of 15 to 20 percent and comparing favorably to prior periods.

Next I'd like to make a few important observations regarding our lending and retail operations. Loan originations were strong during the first quarter totaling $237 million reflecting a 35 percent increase over the first quarter of 2002 and a four percent increase over the fourth quarter of 2002. Due to the increase in prepayments during the first quarter, however average loans outstanding remained relatively flat during the quarter and loans outstanding at the end of the quarter reflected a reduction of three percent on an annualized basis.

As we indicated in our January conference call, loan prepayments averaged 45 percent during the first three quarters of 2002 annualized and then 33 percent for the fourth quarter, suggesting that prepayments had begun to slow. However, during the first quarter of 2003 we experienced prepayment fees at an annualized rate of 35 percent. We reiterate our expectation that at some point our prepayment fees will slow due in part to the fact that there is a reduced amount of higher yielding loans in our current loan portfolio.

We remain very confident in the capabilities of our current loan origination team and we anticipate that this seasoned team will achieve net loan growth for the year of between five percent and 12 percent due in large part

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to our expectation - expectations of continued strong loan originations and to our confidence in the residential housing market.

The demand for housing in Southern California continues to outpace the supply. The projected population growth compared to new housing starts suggests that the gap is widening. In particular affordable housing is in high demand. As a result of this imbalance, and the expectation that it won't be resolved in the near term, we feel that residential real estate will retain their value better than other types of real estate. Currently 79 percent of our portfolio is secured by either single family or multi family residential property and, therefore we believe that we remain well positioned to maintain our current strong asset quality level.

Our single family business has not been heavily dependent on refinancing as about 60 percent of our loan originations in the single family residential portfolio during the first quarter were in connection with home purchases, not refinancings. Further virtually all of our loans are originated and held in our portfolio. Therefore, we believe that we are well positioned for the time when the refinancing activity starts to slow.

Turning now to deposits, during the first quarter non interest bearing checking account balances increased 35 percent on an annualized basis, and deposits grew 24 percent on an annualized basis, reflecting our focus on building franchise value. At Hawthorne we take pride in providing "extreme service." This means providing service above and beyond what anyone would ever expect from a bank. In fact this earned us once again in 2003 the title of "The Best Bank in the South Bay" as voted by the readers of the local paper, The Easy Reader.

Consistently providing extreme service has been key to developing our customer loyalty. We're now taking the same strategies that we successfully implemented in the South Bay into the two new markets that we've entered as of last summer, including Orange County and San Diego County. In June of this year we'll be opening a new branch in the Irvine corridor and in May we'll be opening a new branch in L. A. County. The bank's branching strategy continues to be focused on providing convenience and access to our core customers in specifically targeted areas, where the demographics met our criteria.

Rather than develop a large branch network throughout the four Southern California counties, our branching strategy entails selecting specific targeted markets within the counties, such as the South Bay region of Los Angeles County, North San Diego County, and the Irvine corridor in Orange County. Our goal is to become The Community Bank in these markets and to grown our market share to rank us within the top five in each of these regions. This is similar to what we've done in the South Bay, where we are currently ranked fifth in deposit market share, out of 47 institutions. We continue to be focused on cost containment and efficiency, and as a result, we have developed a branching strategy for expansion; wherein we will typically only open one or two branches in a twelve month period.

Total deposits at March 31, 2003 were $1.8 billion, and transaction accounts comprised just under 37 percent of the deposits, down slightly from 38 percent at year end. However, considering the 24 percent annualized growth rate in deposits in the first quarter, we are very pleased with the deposit mix at March
31. Not only is the deposit composition strong, our cross-sell ratio, defined as the number of different types of loans and deposit products per household served, increased to 2.46 from 2.44 at year end. We've seen double digit increases in retail deposit accounts of 11.3 percent annualized and total checking accounts of 24.7 percent annualized during the first quarter, reflecting the momentum we've gained in strengthening the franchise.

The deposit strategies will have a direct impact on our non-interest revenues in 2003 and beyond. Our goal is to focus on increasing retail and deposit related fees as a percentage of non-interest income. Due to the high level of refinancings; however, loan and other related fees, which were comprised primarily of prepayment fees, represented the majority of non-interest revenues in the first quarter. The 29 percent decrease in non-interest revenue during the first quarter of 2003 compared to the fourth quarter of 2002, was because the prepayment fees earned during the fourth quarter were more significant than the prepayment fees earned during the first quarter of 2003. Loan related non-interest revenues due to prepayment fees may vary from period to period because the individual borrowers have discretion whether and when to prepay their loan and incur a fee.

Deposit fee income increased 16 percent during the first quarter of 2003 compared to the fourth quarter of 2002 and 22 percent compared to the first quarter of 2002, due to our continued focus on the development of new products that generate additional fee income. As I mentioned earlier, we will be rolling our courtesy overdraft program this

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month; and our subsidiary, H. S. Financial Services, which commenced operations in July of 2002, continues to operate successfully, selling non-deposit investment and insurance products in the Banks' branches. As a result of the increases in revenue anticipated from these new initiatives, as well as others, we anticipate net growth in non-interest income in 2003 to be in excess of 10 percent, compared to our 2002 non-interest income.

In terms of non-interest expense, non-interest expenses during the first quarter of 2003 were $800,000 less than during the fourth quarter of 2002, representing a reduction of 7 percent. The ratio of general administrative expenses to average assets was 1.69 percent for the first quarter, reflecting significant improvement over prior periods. However, we believe there is opportunity for improvement here, and lowering our efficiency ratio remains a very important strategic initiative for us. We remain very disciplined about expense control, as is evidenced by the reduction in the ratio of general and administrative expenses to average assets from 2.4 percent in 1998, down to the current level. We anticipate average assets to increase 29 percent during 2003, compared to 2002, yet we reiterate our guidance for growth in G&A of only 10 to 12 percent compared to our total G&A in 2002. As a reminder, the 2003 G&A includes 12 months of First Fidelity G&A compared to only four months in 2002. In addition, the increase is attributable to staffing requirements and related costs for the anticipated growth in the loan origination volume, and the planned branch expansion. The percentage increase is net of other contemplated cost containment benefits from our continued emphasis on increasing productivity and the deployment of technology enhancements. During the first quarter of 2003, our efficiency ratio improved to 47.62 percent compared to 50.44 percent during the fourth quarter of 2002. Consistent with our previous guidance, our goal is to reduce the efficiency ratio to 45 percent and G&A to average assets to 1.6 percent during 2003. Of course, improving the efficiency ratio is directly correlated to maintaining and improving our net interest income and other income, in addition to controlling general and administrative expenses.

I will now discuss our net interest income and net interest margin.

Net interest income increased 22 percent during the first quarter of 2003, compared to a year earlier and was relatively in line with net interest income for the prior quarter. The net interest margin for the first quarter of 2003 was
3.44 percent down from 3.55 the prior quarter and 3.8 percent a year earlier. The reduction in the net interest margin compared to the prior quarter was largely due to a 34 basis point reduction in yield on loans outstanding, because new loans are being originated at lower yields than the loans that are prepaying. This was partially offset by a reduction in the Company's cost of funds of 26 basis points. Net interest income was relatively in line with our expectations, because the company deployed excess liquidity from the loan prepayments into mortgage-backed securities. However, this had the effect of compressing the net interest margin. For the reasons stated above and due to the uncertainty regarding the future prepayment speeds, we are adjusting our guidance for the 2003 net interest margin to 3.25 to 3.35 percent.

In addition to the positive results that I have all ready discussed, the improvement in our asset quality gives us a great deal of pride and satisfaction.

Along with balance sheet growth, we continue to focus on reducing balance sheet risk. We've been extremely successful in this regard over the last four years. The ratio of non-accrual loans to total assets was 32 basis points as of March 31, 2003, well in line with our peer group. Classified assets totaled 23.3 million at quarter end, in line with year end 2002 and less than half of what they were a year earlier. Delinquent loans totaled 13.4 million at quarter end and Hawthorne had no REO properties at the end of the first quarter. Asset quality remains at the lowest level in over fifteen years. During the first quarter 2003, we provided $300,000 to loan loss reserves, primarily to replenish the reserve for a $100,000 charge-off and to establish a specific valuation allowance for a single credit. Assuming that asset quality remains at current levels, factoring in anticipated loan growth, and based on the current assessment of the economic indicators, we anticipate that the provision for credit losses for 2003 will be in the range of $100,000 to $300,000 per quarter. Loan charge-offs for the first quarter totaled $100,000 and primarily resulted from the sale of one loan. The Company reflects anticipated charge-offs in the form of specific valuation allowances, and as of March 31, total specific valuation allowances were $256,000.

We will now conclude with a brief update on the California economy.

According to the UCLA Anderson forecast, the outlook for California is largely unchanged from what we discussed in our January conference call. In 2003, modest growth is expected in employment, taxable sales, and personal

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income. California experienced weakness in consumer spending in 2001 and 2002, partly related to the decline in personal income resulting from the collapse of the technology sector. California personal income will improve when employment growth resumes in 2003, but the growth trend will be constrained compared to prior years due to the absence of the stock market gains experienced during the three-year period 1998 - 2000. State-wide, the February unemployment rate of 6.6 percent was down from December's revised 6.9 percent. One of our target markets, Los Angeles, has experienced similiar decreases; however, Orange and San Diego counties have seen a slight increase in unemployment.

The impact of the state government's large deficit remains unknown; however, it is clear it will be a significant impediment to growth in both state and local government programs and jobs during the next several years.

From a real estate perspective, California continues to experience price appreciation and strong sales of existing homes. Medium home prices continue to rise in Los Angeles County; in fact, the trailing twelve months reflect an increase of 11 percent as of February 2003. As mentioned earlier, the imbalance in the supply and demand for housing, and the projection that this gap may be widening due to the forecasted population growth, may provide support for housing values.

In terms of commercial real estate, according to the UCLA Anderson forecast, there are signs pointing to some strengthening. In Los Angeles County, industrial vacancy has fallen to 3 percent, with Orange County at 4.2 percent and San Diego County 4.6 percent. Average apartment rents rose overall in southern California by 5 percent from 2001 levels and the vacancy in multi-family markets remains stable, again due to supply and demand in the housing market. The office market, which is the weakest real estate market locally, showed modest signs of recovery, as vacancy rates fell from 17 percent in 2001 to just under 15 percent at the end of the year.

In conclusion, we continue to manage the company to build long-term shareholder value. We thank you for taking the time to join us on this conference call today, and on behalf of the employees, management and the Board of Directors of Hawthorn Financial Corporation, we want to thank you. And I want to also thank our shareholders for your continued support.

We will now be happy to respond to your questions.

OPERATOR: Thank you, Ms. Lagomarsino. If you have a question at this time, please press the one key on your touch-tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. Again, if you have a question, please press the one key. Our first question if from Terry Maltese of Sandler O'Neill Asset Management. I'm sorry. Our question is from Mike McMahon of Sandler O'Neill.

MIKE MCMAHON, SANDLER O'NEILL: Hi, Simone.

LAGOMARSINO: Hi, Mike.

MCMAHON: Can you tell us a little more about your overdraft protection program. Is that going to be the primary generator of what appears to be a pretty significant fee increase over the last three quarters? I've seen these programs instituted elsewhere, and they have been tremendous generators of fees. I assume you have a similar program.

LAGOMARSINO: We are rolling out a program, actually, this month. It's hard for us to actually know the impact at this point because we're just rolling it out. We do expect that it will add to fee income. It is a program where we will be paying overdraft for our customers and then, obviously, collecting afterwards and charging a fee for paying those overdrafts.

Up to this point we have not typically paid overdrafts. We require deposits in before we would pay an overdraft. So it is a program that we arranged through Sheshunoff organization to develop internally here at the bank. And so, again, it - absent that program we still expect to have increases in fee income and we do expect that this will add to our fee income but the extent to which it's hard for us to estimate at this point because we're just rolling it out.

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MCMAHON: OK. And then secondly, on the capital management, I'm not sure I heard you mention that and I know you can't presuppose what your board's going to do, but you've been an active acquirer of stock for the past couple of years. Is there any reason to think that would change?

LAGOMARSINO: Actually we did acquire 123,000 shares of stock during the first quarter at a price just under $29 per share and we currently have about $2.3 million available for share repurchases, so that still remains available and is approved for on-going share repurchases.

MCMAHON: OK. And then finally, do you have - you've done a great job at re-engineering the balance sheet over the past three plus years here. Is there any more heavy lifting to do on the liability side where you can gain some benefits?

LAGOMARSINO: Well, certainly some of the deposits that we acquired in our acquisition had higher interest rates and we are currently working, as those CDs come up for maturity, to replace them either with much more local core CDs or to replace them at the more now more current lower deposit rates.

So there is still more work for us to do on the liability side. We have CDs that are maturing in the next 12 months, are still at about 60 basis points higher than our current CD rate. So we still have room for lowering our cost of funds.

MCMAHON: And if I could ask just one more then I'll go off the line here. To what degree - a general comment. To what degree have you been involved in informal discussions, as you are all the time with regard to M & A activity in California? Are you hearing about more interest or less interest? We saw a thrift in Northern California be announced-a deal earlier in the quarter. What's the chit-chat from the CEO level there?

LAGOMARSINO: The deal I think you're referring to is Monterey Bay Bank selling to Union Bank? Is that ...

MCMAHON: Yes. Yes.

LAGOMARSINO: Yes, certainly we saw that at a nice deposit premium and nice multiple of earnings. There have not - I mean, to that point there have not been a lot of transactions in the thrift market here in California. But certainly it would look like there may be some opportunities for consolidation in light of the economic times that we're facing right now.

MCMAHON: Thank you, Simone.

OPERATOR: Thank you. And our next question is from Gary Townsend of Friedman and Billings.

GARY TOWNSEND, FREEDMAN AND BILLINGS: Good morning, Simone. Or afternoon, I guess. Nice quarter and nice summary of everything that's gone on. Could you expand a bit though on your investment portfolio? You're purchasing mortgage backed securities, but could you go into what type of - what flavor of mortgage backs you prefer at this particular point in time and any characteristics with respect to duration and other financial metrics?

LAGOMARSINO: Sure. I will answer briefly and then I am going to let David Rosenthal, our CFO, take it over from there. We have about 329 million in investments in our investment portfolio. Those are primarily mortgage backed securities. We have indicated that we would have shorter-term duration.

I will mention that the average life is about three years on those and the duration is about two. And let me let David kind of take it from there in terms of maybe going into a little more detail of what the 329 million is comprised of in terms of the different types of investments.

DAVID ROSENTHAL, CHIEF FINANCIAL OFFICER, HAWTHORNE: Gary, at the - sometime in the end of the fourth quarter we were much more concerned about the extension risk, and as it turns out in the first quarter, we're seeing pre-payments. So we're very focused on the average life of the portfolio.

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We've been doing recently 5/1 type of securities and 10-year fully amortizing paper and balancing out the portfolio against some extension risk that we see coming up.

TOWNSEND: And are you buying CMOs or is it principally ...

ROSENTHAL: Principally MBSs at this time and our average coupon is around five percent.

TOWNSEND: And do you see an expansion of the portfolio in coming quarters from where you see it now, or ...

LAGOMARSINO: We've given guidance that we would expect that the investment portfolio would be at 15 percent, or less of our total assets. And we're currently about 13 percent and we would continue to provide that guidance that it will remain at about 15 percent or less.

TOWNSEND: OK. Thank you.

OPERATOR: Our next question is from Manuel Ramirez from KBW.

MANUEL RAMIREZ, KBW: Hi. Good morning, Simone and Dave. Three quick questions for you. First, Simone if you could talk about - excuse me, the mix and originations in the quarter. I know you gave the aggregate number.

Second, maybe you could give us sort of a little more information on why deposits grew so much sequentially. Did you have a deposit campaign in place? And maybe you could actually break-down - not to put you on the spot. But breakdown sort of deposits coming from branches that have been open in the last year or two and then the First Fidelity branches.

And then three, what was the fee income that you got from the insurance investment business? Thank you very much.

LAGOMARSINO: OK, Manuel, let me start - you wanted to have an idea of the breakdown of loan originations in the first quarter. About 90 million or so have been in single-family residential permanent. About 60 million was in our income property permanent. About 50 million was in our income property bridge and construction, which was primarily multi-family, and then about 35 million was in single-family construction. So that's the first question.

The second question is regarding deposits and did we have a campaign in place? Yes, we had an active campaign to grow checking accounts and we grew checking accounts of - non-interest bearing checking accounts at 35 percent, so we're very pleased - on an annualized basis we're very pleased with the success of that campaign.

In terms of the breakdown of the branches, I actually don't have that here with me and I apologize for that. So, I can't update you with that.

RAMIREZ: OK.

LAGOMARSINO: And the income on the investments, I actually don't have that here either, so I'm at a loss on two of those questions.

RAMIREZ: OK. Thank you very much.

OPERATOR: Thank you. Our next question is from Richard Eckert of Roth Capital.

RICHARD ECKERT, ROTH CAPITAL: Hi, Simone.

LAGOMARSINO: Hi, Rich.

ECKERT: I just had a question about the decline in book value quarter-over-quarter. Can you talk about the warrants that were exercised and whether there are any more outstanding that are likely to be exercised?

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LAGOMARSINO: Yes. The warrants that were exercised - there was about 380,000 warrants that were exercised.

ECKERT: Yes, that's correct.

LAGOMARSINO: And those pertain - relate back to the 1995 private placement that was done. There are about two and a half million warrants that were issued at the time and there's now, I think, under 500,000 that are left of those warrants. And the exercise price on those warrants were $2.13 per share.

The warrants that were exercised in this first quarter were exercised in the cash-less transactions.

ECKERT: OK.

LAGOMARSINO: And used about 27,000 shares to exercise the warrant.

ECKERT: OK. All right. Thank you.

LAGOMARSINO: Thank you.

OPERATOR: And our next question is from Gary Townsend from Friedman Billings.

TOWNSEND: Hello again. A follow-up question on the overdraft checking, under the Sheshunoff program and just how you're choosing to do it, I was curious how - if you could describe your underwriting criteria on that?

LAGOMARSINO: OK. Let me, let me first mention that there has been quite a few articles printed about some of these overdraft programs and some people have gotten fairly aggressive in terms of how they're implementing them. We, in some cases - well, people have gotten fairly aggressive. We - Sheshunoff has provided quite a bit of guidance to us in terms of how to implement to where you're not actually actively marketing to tell people that you have an overdraft program. It's literally when and if they present - checks are presented when they don't have sufficient funds that you actually then notify them that we have this program.

So it's not like we blitz out to all of our customers that they can now start overdrafting their accounts. So once checks are presented, then the decision is made based on a model that Sheshunoff has provided us. And what they look at is the frequency of deposits, the amount of deposits, the frequency of checks and it's the whole model that helps us determine whether or not we would overdraft and to the extent at which we would overdraft for a particular customer.

So that's the model that Sheshunoff provides us help with that decision-making on the quote, unquote underwriting. Gary, does that answer?

TOWNSEND: Yes. I think so. One final question, do you have an end of period outstanding share count?

LAGOMARSINO: Let me just check real quick. You know, it is actually on our proxy statement. Can you jump out and get it real quick? There's a proxy statement on my credenza. Sorry.

TOWNSEND: We can find it there too if it's trouble.

LAGOMARSINO: It's in the other room. It will just take one second. And it's right on ...

TOWNSEND: Why don't you get to another question and you can just ...

LAGOMARSINO: We'll read it in when we get it.

TOWNSEND: Very good. Thank you.

LAGOMARSINO: Thank you.

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OPERATOR: Thank you. And our next question is from Darus Brawn of Endicott
Partners.

DARUS BRAWN, ENDICOTT PARTNERS: Hi, Simone. I just want to say great quarter.

LAGOMARSINO: Thank you.

BRAWN: And to see if I can get some clarification. You cited some numbers and when you're - in your discussion earlier and I just wanted to clarify. You said non-interest income, you're expecting to grow 10 percent versus 2002 levels?

LAGOMARSINO: Correct.

BRAWN: Non-interest expense was 10 to 12 percent?

LAGOMARSINO: Correct.

BRAWN: And then what was the average asset growth you mentioned?

LAGOMARSINO: We expect loan growth to be between 5 and 12 percent.

BRAWN: Yes.

LAGOMARSINO: And the average assets will be 29 percent over 2002 average assets.

BRAWN: Over the full year 2002.

LAGOMARSINO: Correct.

BRAWN: OK.

LAGOMARSINO: Average assets in 2003 we expect to be 29 percent more than average assets in 2002.

BRAWN: Great. OK. Thank you very much.

LAGOMARSINO: OK. And just to read in the total shares outstanding, as of March 28th was 7,681,019 in response to Gary Townsend's question.

OPERATOR: Thank you. If you have a question at this time, please press the one key. Our next question is from Terry Maltese of Sandler O'Neill Asset.

TERRY MALTESE, SANDLER O'NEILL ASSET: Hi, Simone, how are you?

LAGOMARSINO: Hi, Terry. Terrific, how are you doing?

MALTESE: Good thanks. I've got three what I think are very quick questions. The efficiency ratio guidance that you gave of 45 percent, is that for the year or by the end of the year?

LAGOMARSINO: It is for the year.

MALTESE: OK, so that ...

LAGOMARSINO: so we have some room to go to get ...

MALTESE: Right. That means it's got to come down pretty far from here to average out to 45 for the year.

LAGOMARSINO: Yes.

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MALTESE: OK. And then I have the same question - same answer on the margin, right? 3.25 to 3.35 is for the year?

LAGOMARSINO: For the year.

MALTESE: So, again, you expect that to come down a fair amount I guess too, then.

LAGOMARSINO: Yes.

MALTESE: OK. In terms of - and I don't have the prior quarter in front of me so I apologize, but just to make my job a little bit easier, the guidance you gave last quarter of the various line items versus what you gave this quarter, is the only difference the margin?

LAGOMARSINO: The margin is the difference. The only other difference is we indicated last quarter that the loan growth would be double digits and we're now saying it will be between 5 and 12 percent. That's the only two changes from last quarter.

MALTESE: OK. Great. Thank you.

LAGOMARSINO: Thank you.

OPERATOR: Once again, if you do have a question at this time, please press the one key. Our question is from Darus Brawn of Endicott Partners.

BRAWN: Hi, Simone. I just wanted to check. You were saying that loan growth is going to be 5 to 12 percent, but earning asset growth will be around 29 percent?

LAGOMARSINO: Well, OK, average assets for the year will grow 29 percent over last year, in part because we did the acquisition in August of last year.

BRAWN: Yes. So when you're saying the 5 to 12 percent, is that - that's growth just from the fourth quarter then?

LAGOMARSINO: Correct. Period to period.

BRAWN: OK. Fine. OK. Thank you.

LAGOMARSINO: All right. Yes. Sorry for the confusion.

OPERATOR: This concludes the question and answer session. Ms. Lagomarsino, I would now like to turn the conference back to you.

LAGOMARSINO: Terrific. Again, we just, on behalf of the employees, management and Board of Directors of Hawthorn Financial Corporation we want to thank all of you for participating in the call and we want to thank our shareholders for their continued support.

Thank you.

OPERATOR: Ladies and gentlemen, this concludes today's conference. Thank you for your participation. You may disconnect at this time. Have a great day.

END

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